Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Municipal Securities Trust: John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund, of our reports dated July 17, 2015 relating to the financial statements and financial highlights included in the May 31, 2015 Annual Report to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 24, 2015